Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Guarino, Director of Corporate Relations 781 647 3900
Alere Inc. Announces Pricing of Senior Subordinated Notes Offering; Offering Size Increased to $400.0 Million
WALTHAM, Mass., September 16, 2010 — Alere Inc. (NYSE: ALR) announced today that, in connection with its previously announced private placement of senior subordinated notes due 2018, it entered into a purchase agreement with the initial purchasers of the notes on September 15, 2010. The size of the offering was increased from $350.0 million to $400.0 million. The notes have a coupon of 8.625% and are being offered at 100.0% of the aggregate principal amount of the notes. Alere expects to complete the offering on or about September 21, 2010 and intends to use the net proceeds from the offering for working capital and other general corporate purposes.
The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The notes are not being registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the completion of the offering and the use of proceeds. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and closing conditions. Alere undertakes no obligation to update any forward-looking statements contained herein.